Exhibit 99.1

Liquidity Services, Inc. Receives 12-Month Contract Extension

for DoD Scrap Property Sales

Washington, November 7, 2012 — Liquidity Services, Inc. (NASDAQ: LQDT) today announced that the Defense Logistics Agency (DLA) has exercised the second of three twelve-month extension options under its Scrap Property sales contract (Scrap Contract), determining it to be in the best interest of the U.S. Government.   Through this unilateral election, the Scrap Contract’s performance period will be extended through June 9, 2014.  During this extended period, the DoD will continue to use Liquidity Services as the exclusive channel for the disposition of scrap property that is approved by the DoD for sale to the public.

Under the Scrap Contract, Liquidity Services manages the receipt, storage, marketing and disposition of virtually all scrap property generated by DoD installations throughout the United States, including: base materials and scrap metals like ferrous and non-ferrous metals, nickel alloy, electronic scrap, rubber, paper and in rare occasions, even compost and recycled asphalt.  Assets are offered for sale through Liquidity Services’ online auction marketplace, http://www.GovLiquidation.com, to a global buyer base, generating over $43 million per year in distributions back to the U.S. Treasury.

“Liquidity Services maintains its commitment to supporting our government partner’s zero-waste goals and through the Scrap Contract extension we will continue to identify, process and prepare for sale 20-30 million pounds of scrap materials received each month.  To date, over two billion pounds of DoD scrap materials have been sold on our www.govliquidation.com marketplace, contributing to one of the largest and most successful sustainability initiatives in U.S. history,” said Bill Angrick, Chairman and CEO of Liquidity Services.  “As a recognized cost saver and solution provider to the DoD, our top priority on every scrap sale continues to be maximizing efficiency and recovery value while adhering to safety, environmental and security compliance.”

The extension of the term of the Scrap Contract is described in an 8-K to be filed today with the SEC.  All other principal terms of the original contract remain in effect.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $3.0 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The company is based in Washington, D.C. and has approximately 1,300 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

MEDIA CONTACT

Melissa Gieringer

Public Relations

o. 480-596-4496; m. 310-686-7773

e. melissa.gieringer@liquidityservicesinc.com